Exhibit (a)(5)(ii)

WESTERN ASSET GLOBAL HIGH INCOME FUND INC.

ANNOUNCES PRELIMINARY RESULTS OF ISSUER TENDER OFFER FOR COMMON STOCK

NEW YORK – (BUSINESS WIRE) – November 17, 2020—Western Asset Global High Income Fund Inc. (NYSE: EHI) (the “Fund”) announced today the expiration and preliminary results for its issuer tender offer for up to 50% of the outstanding shares of common stock (“Shares”) of the Fund. The Fund’s tender offer expired on Monday, November 16, 2020 at 11:59 p.m., New York City time.

Based on current information, approximately 21,170,179 Shares were duly tendered and not withdrawn. The purchase price and final number of Shares validly tendered and accepted pursuant to the tender offer will be announced at a later date. The Fund expects to make cash payments for tendered and accepted Shares at a purchase price equal to 99.5% of the per Share net asset value as of the close of the regular trading session of the New York Stock Exchange on November 17, 2020. Payment for such Shares will be made on or about November 19, 2020. Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, toll free at (888) 607-9107.

About the Fund

Western Asset Global High Income Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”), and is sub-advised by Western Asset Management Company, LLC, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd., indirect wholly-owned subsidiaries of Franklin Resources and affiliates of the investment manager.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Data and commentary provided in this press release are for informational purposes only. Franklin Resources and its affiliates do not engage in selling Shares of the Fund.

For more information about the Fund, please call Investor Relations: 1-888-777-0102, or consult the Fund’s web site at www.lmcef.com. The information contained on the Fund’s web site is not part of this press release. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Category: Fund Announcement

Media Contact: Fund Investor Services-1-888-777-0102

Source: Franklin Templeton